Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 10, 2013

Registration Statement Nos. 333-187623, 333-187623-01 and

333-187623-02

Free Writing Prospectus dated September 10, 2013

$1,437,909,000

Series 2013-5 Asset Backed Notes

Ford Credit Floorplan Master Owner Trust A

Issuing Entity or Trust

Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Depositors	Ford Motor Credit Company LLC Sponsor and Servicer

The depositors have prepared a prospectus supplement and prospectus which describe the Series 2013-5 notes to be issued by the trust.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes offered thereunder.

Ratings

The depositors expect that the Series 2013-5 notes will receive the indicated ratings from the nationally recognized statistical rating organizations it has hired to rate the Series 2013-5 notes listed below.

	S&P	Fitch
Class A-1 notes	AAA(sf)	AAAsf
Class A-2 notes	AAA(sf)	AAAsf
Class B notes	AA(sf)	AAsf
Class C notes	A(sf)	Asf
Class D notes	BBB(sf)	BBBsf

Barclays
Citigroup
Goldman, Sachs & Co.
J.P. Morgan

The depositors have filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling toll-free at 1-888-603-5847.